Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Members

GGP/Homart II L.L.C.

We consent to the use of our report dated February 24, 2010, included herein, with respect to the consolidated balance sheets of GGP/Homart II L.L.C.  and  subsidiaries  as of December 31, 2009 and 2008,  and the related consolidated  statements of income and comprehensive income, changes in capital,  and cash  flows for each of the years in the three-year  period  ended December 31, 2009 (not presented separately herein), and to the reference to our firm under the heading “Experts” in Amendment No. 2 to the Registration Statement on Form S-11 of New GGP, Inc.

/s/ KPMG LLP

Chicago, Illinois

October 15, 2010